Exhibit 1A-15

ROCKSTAR CAPITAL GROUP LLC

QUALIFICATION PROFILE

Section 1 - Personal Information

Investor Name(s):

Home Address:

Business Address:

Home Phone:	Business Phone

Cell Phone:	E-mail:

Preferred method of contact: ☐ Phone ☐ E-mail ☐ Cell

Social Security #	DOB:

State in which you hold a driver’s license

State in which you are registered to vote

Section 2 - Investor Qualification

Thank you for your interest in our offering. Please note that certain information pertaining to our investments may only be provided to persons who are “accredited investors” as defined under the federal securities laws, Rule 501 of Regulation D (17CFR 230.501), or who are non-accredited investors who comply with the SEC’s Regulation A guidelines. To comply with existing regulations, we must receive your written response to the following questions before we can provide you with any further information about investment products. Please checkmark the applicable box below.

☐ I am or my entity is an “accredited investor” as that term is defined under the federal securities laws, Rule 501 of Regulation D (17CFR 230.501).

☐ I am not an “accredited investor” as that term is defined under the federal securities laws, Rule 501 of Regulation D (17CFR 230.501), but I am a sophisticated investor who understands the nature of the investment and am financially qualified to invest in it. I further affirm that the Purchase Price, together with any other amounts previously used to purchase Shares in this offering, does not exceed (10%) of the greater of my annual income or net worth, per the requirements of Regulation A.

Disclosure of Foreign Ownership

1.	________ ________ True False	You are an entity organized under the laws of a jurisdiction other than those of the United States or any state, territory or possession of the United States.

2.	________ ________ True False	You are a corporation of which, in the aggregate, more than one-fourth of the capital stock is owned of record or voted by foreign citizens, foreign entities, foreign corporations or foreign partnerships.

3.	________ ________ True False	You are a general or limited partnership of which any general or limited partner is a foreign citizen, foreign entity, foreign government, foreign corporation or foreign partnership.

4.	________ ________ True False	You are a representative of, or entity controlled by, any of the entities listed in items 1 through 3 above).

If you answered true to any of questions 1 through 4, what is the percentage of:

1.	Your aggregate capital commitment that will be contributed directly or indirectly by any person or entity listed in items 1 through 4 above? _____%

2.	For a pension fund, your non-U.S. beneficiaries? _____%

3.	For a corporation, your direct and indirect foreign ownership _____%

4.	For a trust, your foreign beneficial interest? _____%

5.	For a partnership or limited partnership, your direct and indirect foreign ownership? _____%

Signature	Date

Signature	Date

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